Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Delcath Systems, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Taney	Anne Marie Fields
(203) 323-8668	(afields@lhai.com)
www.delcath.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100
www.lhai.com

SAMUEL HERSCHKOWITZ, M.D. RESIGNS AS DIRECTOR OF DELCATH

STAMFORD, Conn. (August 20, 2007) – Delcath Systems, Inc. (Nasdaq: DCTH) today announced that Dr. Samuel Herschkowitz has resigned as a director of the company, effective August 17th 2007. Dr. Herschkowitz will continue to serve as a consultant to Delcath Systems through the end of the year in order to complete several key projects currently underway. His decision to leave the Delcath Board was based on the need to devote time to new professional activities as well as the necessity to devote more time to family matters.

Dr. Harold Koplewicz, Chairman of the Board of Directors of Delcath Systems, commented, “We would all like to thank Sam for his long and dedicated service to Delcath and wish him the best in his personal and future professional pursuits.”

Richard Taney, President and Chief Executive Officer of Delcath Systems, added, “We appreciate Sam’s long and committed service to our company. His leadership and service over the past 18 years as an executive and a director has had a meaningful impact on the direction and evolution of our company, and I am grateful for his help and counsel over the past eight months. We wish him every success in his future endeavors.”

About Delcath Systems, Inc.

Delcath Systems is the developer of percutaneous perfusion technology for organ- or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath system is currently being tested with the drug melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver, and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas, as well as patients with melanoma who previously received isolated perfusion. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com